Exhibit 10.46

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made as of April 14, 2022 (the “Effective Date”), between Innovative Solutions & Support, Inc. (“IS&S”), and Shahram Askarpour (“Askarpour”).

WHEREAS, IS&S and Askarpour previously entered into that certain Employment Agreement, dated February 14, 2012 (the “Prior Agreement”);

WHEREAS, IS&S and Askarpour desire to amend and restate the Prior Agreement in its entirety as set forth herein;

WHEREAS, IS&S wishes to continue to employ Askarpour on the terms set forth below, and Askarpour wishes to continue to be employed by IS&S on the terms set forth below;

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, IS&S and Askarpour hereby agree as follows, with the intent to be legally bound:

1.             Term.

1.1.          The term (the “Term”) of Askarpour’s employment under this Agreement shall be for an initial period (the “Initial Term”) of two (2) years commencing on the Effective Date. Immediately following the expiration of the Initial Term, the Term shall automatically renew for successive one (1) year periods (each, a “Renewal Term”) unless either party hereto delivers written notice to the other of his or its election, for any reason, not to renew at least thirty (30) days prior to the expiration of the Initial Term or applicable Renewal Term (a “Nonrenewal Notice”).

1.2.          Either party may terminate the Term and Askarpour’s employment at any time during the Initial Term or a Renewal Term, but only pursuant to Section 4 of this Agreement.

1.3.          Upon the expiration without renewal of the Initial Term or any Renewal Term for any reason, Askarpour’s employment shall automatically terminate unless otherwise agreed to by the parties, but certain obligations of the parties under this Agreement (including those stated in Section 5 and Section 6) shall continue.

2.             Position and Duties.

2.1.          Upon the terms and subject to the conditions of this Agreement, and during the Term, IS&S agrees to employ Askarpour, and Askarpour hereby agrees to be employed by IS&S as the Chief Executive Officer (“CEO”) of IS&S. Askarpour shall have such duties and responsibilities as the Board of Directors of IS&S (the “Board”) in its discretion designates, consistent with Askarpour’s position as CEO.

2.2.          Askarpour shall report to the Board.

2.3.          While employed by IS&S, Askarpour shall execute the duties and responsibilities of his position faithfully, diligently and to the best of his abilities and shall devote his full working time, attention and best efforts to promoting the business and interests of IS&S. While employed by IS&S, Askarpour shall not serve as an officer or director of, or perform services for compensation for, any other person or organization, without the prior written consent of the Board; provided, however, that without such consent, Askarpour may engage in charitable or public service activities, so long as such activities, individually or in the aggregate, do not interfere with Askarpour’s performance of his duties and obligations hereunder.

2.4.          Askarpour shall work from IS&S’s Exton, Pennsylvania location, provided, however, that Askarpour may be expected to visit and work from other locations from time to time for business purposes.

3.             Compensation and Benefits.

3.1.          Annual Base Salary. Askarpour shall receive a base salary (the “Base Salary”) at a gross annual rate of Four Hundred Thousand Dollars ($400,000) commencing on the Effective Date and continuing through the Initial Term. Askarpour’s Base Salary shall be paid in accordance with IS&S’s payroll practices for similarly situated employees in effect from time to time. Askarpour’s Base Salary shall be subject to modification each year in the discretion of the Board, but shall not be decreased below a gross annual rate of Four Hundred Thousand Dollars ($400,000).

3.2.          Stock Grants Eligibility. During the Term, Askarpour shall be eligible to receive grants of IS&S stock under the Company’s 2019 Stock-Based Incentive Compensation Plan. Any such grants shall be determined in the sole discretion of the Board.

3.3.          Health and Other Benefits. During the Term, Askarpour shall be entitled to participate in all of IS&S’s benefit plans, programs and arrangements that are provided or made available generally by IS&S to similarly situated employees of IS&S (including any applicable retirement plan, savings plan, life insurance plan, health insurance plan, accident or disability insurance plan), as such benefit plans, programs and arrangements may be duly amended by IS&S from time to time thereafter. Askarpour shall be subject to all the applicable terms and conditions (including, by way of example only, employee contributions) as are other similarly situated employees. The foregoing shall not be deemed to require IS&S to provide or maintain any specific employee benefit arrangement.

3.4.          Vacation. Each year during the Term, Askarpour shall be entitled to three (3) weeks of paid vacation, subject to restrictions applicable to similarly situated employees and in accordance with IS&S’s policies. Such vacation must be taken in accordance with IS&S’s policies, and is subject to IS&S’s policies and practices as to vacation.

3.5.          Holidays, Sick Leave and other Paid Time Off. Each year during the Term, Askarpour shall be entitled to such paid holiday, sick leave, and other paid time off as similarly situated employees, and subject to restrictions applicable to similarly situated employees. Such paid time off must be taken in accordance with IS&S’s policies, and is subject to IS&S’s policies and practices as to paid time off.

3.6.          Reimbursement of Expenses. IS&S shall reimburse Askarpour for all reasonable and necessary travel and other business expenses incurred by Askarpour in the performance of his duties to IS&S hereunder, pursuant to IS&S’s regular expense reimbursement practices, and subject to Askarpour’s reasonable documentation of such expenses.

3.7.          Deductions from Salary and Benefits. IS&S may withhold from any salary or benefits payable to Askarpour any and all federal, state, local, and other taxes and any and all other amounts as permitted by law, rule, regulation, or agreement with Askarpour.

4.             Termination.

4.1.          The employment of Askarpour (and the Term as described in Section 1.1 of this Agreement) may be terminated during the Term by either Askarpour or IS&S in accordance with the provisions of this Section 4.

4.2.          Death. The employment of Askarpour shall terminate on the date of Askarpour’s death, in which event all salary, benefits, bonuses, reimbursable expenses and all other compensation owing or accrued to Askarpour as of the date of Askarpour’s death shall be paid to his estate, and IS&S shall have no further obligation or liability to Askarpour.

4.3.          Disability. Askarpour’s employment under this Agreement shall terminate automatically upon his Disability. Askarpour shall be determined to be “Disabled” if Askarpour has been unable to perform the essential functions of his job under this Agreement for periods aggregating one hundred twenty (120) total days in any one hundred eighty (180) day period by reason of a physical or mental disability or incapacity (such disability or incapacity, a “Disability”). If Askarpour does not agree with IS&S’s determination regarding Askarpour’s ability to perform the essential functions of his job under this Agreement, the question of Askarpour’s Disability shall be subject to the certification of a qualified medical doctor agreed to by IS&S and Askarpour. In the absence of an agreement between IS&S and Askarpour, each party shall nominate a qualified medical doctor and those two doctors shall select a third doctor and the third doctor shall make the determination as to the Disability. Askarpour shall cooperate in all respects with IS&S if a question arises as to whether he has become Disabled (including submitting to an examination by the foregoing medical doctor or other health care specialists selected by IS&S and authorizing such medical doctor or such other health care specialist to discuss Askarpour’s condition with IS&S). In the event Askarpour’s employment is terminated due to Disability, Askarpour shall be entitled to receive all salary, benefits, bonuses, reimbursable expenses and all other compensation owing or accrued to Askarpour through the date of termination, and IS&S shall have no further obligation or liability to Askarpour.

4.4.          Termination by IS&S for Cause. Askarpour’s employment may be terminated by IS&S for “Cause” (as defined below) at any time. Upon such termination for “Cause,” IS&S shall be released from any and all further obligations under this Agreement, except that IS&S shall pay Askarpour all salary, benefits, bonuses, reimbursable expenses and all other compensation owing or accrued to Askarpour through the effective date of such termination of employment.

4.5.          Definition of Cause. For purposes of this Agreement, IS&S shall have “Cause” to terminate the employment of Askarpour under this Agreement on any of the following grounds:

(a)           the commission by or conviction of Askarpour, or plea of guilty or nolo contendere to, a felony or any crime involving dishonesty, disloyalty or moral turpitude;

(b)           Askarpour’s willful misconduct or willful failure substantially to perform the duties of his position or his willful refusal to comply with the lawful directives of the Board;

(c)           a breach by Askarpour of this Agreement, including without limitation the provisions of Section 5, or any written policies of IS&S applicable to Askarpour;

(d)           any act or omission by Askarpour constituting dishonesty, fraud or embezzlement, or an intentional violation of Askarpour’s duty of loyalty to IS&S under law;

(f)           Askarpour’s gross negligence in the performance of his duties; or

(g)          Askarpour’s poor job performance or other improper conduct not otherwise described above in this Section 4.5, except that Cause shall not exist based solely on this Section 4.5(g) or 4.5(f), unless IS&S has given Askarpour written notice of its intent to terminate the employment of Askarpour with express reference to this Section 4.5, and allowed Askarpour thirty (30) days to cure such alleged poor job performance or other improper conduct.

4.6.          Termination by IS&S Without Cause or by Askarpour for Good Reason. If, during the Term, Askarpour’s employment is terminated by IS&S without Cause (and not due to death or Disability, but for the avoidance of doubt, including IS&S’s delivery of a Nonrenewal Notice), or by Askarpour for Good Reason (as defined below), then: (a) IS&S shall be released from any and all further obligations under this Agreement; (b) IS&S shall pay Askarpour all salary, benefits, bonuses, reimbursable expenses and all other compensation owing or accrued to Askarpour through the effective date of termination; and (c) IS&S shall pay to Askarpour his Base Salary for a period of twelve (12) months following the date of Askarpour’s termination, provided such termination occurs prior to a Change of Control (as defined below) and for a period of twelve (12) months following the date of Askarpour’s termination, provided such termination occurs on or following a Change of Control. For purposes of this Section 4.6, IS&S’s delivery of a Nonrenewal Notice to Askarpour shall be treated as termination without Cause on the last day of the Initial Term or a Renewal Term, as applicable. If Askarpour and his eligible dependents are eligible for, and timely elect, COBRA continuation coverage, IS&S shall reimburse Askarpour (or Askarpour’s estate or legal representative, as applicable) for the COBRA premiums for Askarpour and his eligible dependents under IS&S’ benefit plans for the period of Base Salary continuation under clause (c) of the preceding sentence (the “COBRA Benefit”); provided, however, that notwithstanding the foregoing, the COBRA Benefit shall not be provided to the extent that it would result in any fine, penalty or tax upon IS&S; and provided further, that the COBRA Benefit shall cease earlier if Askarpour or his dependents become eligible for health coverage under the health plan of another employer.

4.7.          Definition of Change of Control. For purposes of this Agreement, “Change in Control” means any of the following events:

(a)          a “person” (as such term in used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the 1934 Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)           during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 4.7(a), Section 4.7(c) or Section 4.7(d) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; or

(c)           the Company merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)           the complete liquidation of the Company or the sale or other disposition of all or substantially all of the Company’s assets..

4.8.          Definition of Good Reason. For purposes of this Agreement, Askarpour shall have “Good Reason” to resign from his employment with IS&S upon the occurrence of any of the following actions taken by IS&S without Askarpour’s prior written consent:

(a)           a material reduction in Askarpour’s duties, responsibilities or authority;

(b)           a reduction of Askarpour’s Base Salary;

(c)           failure or refusal of a successor to IS&S to either materially assume IS&S’ obligations under this Agreement or enter into a new employment agreement with Askarpour on terms that are materially similar to those provided under this Agreement, in any case, in the event of a Change of Control;

(d)           relocation of Askarpour’s primary work location that results in an increase in Askarpour’s one-way commute by more than twenty-five (25) miles; or

(e)           a material breach of this Agreement by IS&S.

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (A) Askarpour gives IS&S written notice within thirty (30) days after the first occurrence of the event which Askarpour believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Askarpour believes constitutes the basis for Good Reason, (B) IS&S fails to cure such act or failure to act within thirty (30) days after receipt of such notice and (C) Askarpour terminates his employment within thirty (30) days after the end of such 30-day cure period specified in clause (B).

4.9.          Termination by Askarpour without Good Reason. In the event that Askarpour terminates his employment during the Term without Good Reason, he shall provide sixty (60) days prior written notice to IS&S. If Askarpour terminates his own employment without Good Reason, IS&S shall be released from any and all further obligations under this Agreement, except that IS&S shall pay Askarpour all salary, benefits, reimbursable expenses and all other compensation owing or accrued to Askarpour through the effective date of termination.

4.10.       Conditions on Payment of Severance.

(a)          The continuation of Base Salary pursuant to Section 4.6(c) of this Agreement shall be subject to Askarpour (a) executing and delivering to IS&S by the 60th day following his cessation of employment and not subsequently revoking, a general release of claims in a form reasonably acceptable to IS&S (the “Release”); and (b) continuing his compliance with the provisions of Sections 5 and 6 of this Agreement. If Askarpour fails or refuses to execute the Release, IS&S is not obligated to make the payments of Base Salary continuation pursuant to Section 4.6(c) of this Agreement, but all other provisions in this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if (i) any amounts and benefits payable to Askarpour under Section 4.6 of this Agreement constitute non-exempt “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (including any applicable transition relief) (collectively, “Section 409A”) and (ii) such 60-day period spans two calendar years, then any amount or benefit specified in Section 4.6 of this Agreement that, but for this sentence, would have been paid to Askarpour in the first calendar year will not be paid to Askarpour until IS&S’s first regular payroll date in the second calendar year.

(b)           If payments pursuant to Section 4.6(c) of this Agreement become payable under the terms of this Agreement, such payments shall be in lieu of any other severance or similar benefits of any kind, nature or amount that would otherwise be payable under any other agreement, plan, program or policy of IS&S, including any severance pay plan. Subject to all applicable federal and state laws and regulations, payment made pursuant to Section 4.6(c) of this Agreement shall not be included in the determination of benefits under any employee benefit plan (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other benefit plans, policies or programs applicable to Askarpour that are maintained by IS&S.

(c)           In the event that payments under Section 4.6(c) of this Agreement are being paid or are payable, and Askarpour violates Section 5 of this Agreement, IS&S shall be under no further obligation to make payments under Section 4.6(c) of this Agreement, and Section 5 shall remain in full effect, including with respect to the tolling of any applicable time limits as provided in Section 5.7.

5.             Restrictions on Competition with IS&S.

5.1.          Confidentiality. Askarpour acknowledges that Askarpour will, in the course of, or incident to, his employment by IS&S, obtain from IS&S various trade secrets and other confidential business information of IS&S (all of which is referred to herein as “Confidential Information”). “Confidential Information” shall include all information that is not known by the industry at large and that concerns the business affairs of IS&S, including: any trade secrets; customer information, including customer identity, customer lists, contact persons, customer needs and preferences, pricing information and formulas, and margin information; supplier information, including product sources, product availability, and cost information; operating procedures, including techniques, processes, procedures, and formulations; marketing plans and business plans; personnel information, including compensation and production information; and information concerning specialized business methods and techniques and financial information. Askarpour acknowledges that, as between IS&S and Askarpour, all Confidential Information is and shall remain the exclusive property of IS&S. Askarpour acknowledges that he is being provided access to the Confidential Information, and that such access is intended solely to enable Askarpour to successfully perform the duties of employment with IS&S, and that the preservation of the confidentiality of such Confidential Information is necessary to IS&S’s ability to accomplish its objectives and compete with its competitors. Askarpour agrees that he will hold all Confidential Information in the strictest confidence, and that he will not disclose, communicate, or divulge the same to, or use the same for the direct or indirect benefit of any person or entity other than IS&S. Askarpour further agrees to take all reasonable precautions to protect from loss or disclosure all Confidential Information supplied to him by IS&S. Askarpour agrees to return to IS&S all documents (whether in hard-copy or electronic form), materials, computer software, supplies, calling or credit cards, keys, passes, and any other property or data, that is the property of IS&S or was used in the course of Askarpour’s employment with IS&S, including but not limited to all documents and materials containing Confidential Information. The return of such items shall be made at or before the time of termination, or if that is not possible, as soon thereafter as is possible. In addition, Askarpour agrees at or before the time of termination, to provide to IS&S all passwords and similar information which will be necessary or useful for IS&S to access materials on which Askarpour worked or to otherwise continue in its business.

5.2.          Non-Solicitation of Employees and Contractors. Except on behalf of IS&S, Askarpour shall not, directly or indirectly, call-on, solicit, induce or attempt to call-on, solicit or induce any officer, employee, independent contractor or other service provider of IS&S to terminate or modify his or her employment or other service relationship with IS&S or to join another business organization and Askarpour will not hire any such person as an employee or other service provider to another business organization who, at the time of such hiring or offer then is, or within six months immediately prior thereto was, an officer, employee, independent contractor or other service provider of IS&S; provided, that nothing herein shall prevent Askarpour from making a general solicitation for employment that is not targeted at any such person. These restrictions will expire twelve (12) months after the cessation of Askarpour’s employment (the “Restricted Period”).

5.3.          Non-Solicitation of Customers. Except on behalf of IS&S, Askarpour shall not, directly or indirectly, call-on, solicit, induce or attempt to call-on, solicit or induce any of IS&S’s current, former or prospective customers, suppliers, or other business relations in an attempt to obtain business of the same or similar type as performed by IS&S, or being planned by IS&S during Askarpour’s employment, or act in any other manner that would interfere with IS&S’s business relationships with such customers or suppliers. Askarpour likewise shall not perform for such customers, services of the same or similar type as those performed by IS&S or make sales to such customers of the same or similar products as sold by IS&S, in each case, whether directly or indirectly. The restriction in this Section 5.3 will expire upon the expiration of the Restricted Period.

5.4.          Non-Competition. Askarpour agrees that he shall not, directly or indirectly, individually or in association or in combination with any other person, enter into, conduct, operate, engage in or assist others to engage in, consult, manage, perform services for or otherwise participate as a proprietor, owner, lender, officer, director, manager, member, employee, agent, independent contractor, vendor, consultant, advisor, joint venturer, licensee, principal, partner or otherwise, any activity on behalf of a competitor of IS&S. The term “competitor” for the purposes of the preceding sentence shall include any individual or organization engaged in business activities which are the same as, similar to, or in competition with business activities carried on by IS&S, or being planned by IS&S at the time of the cessation of Askarpour’s employment. The term “competitor” for the purposes of this Section 5.4 shall include at a minimum and without limitation: Avidyne, Garmin, GE Aviation, Honeywell, and Rockwell Collins. However, nothing contained in this Section 5.4 shall prevent Askarpour from holding for investment less than five percent (5%) of the stock of any publicly traded company. The restrictions in this Section 5.4 will expire upon the expiration of the Restricted Period.

5.5.          Non-Disparagement. During the Term and at all times thereafter, Askarpour agrees not to make or solicit (or encourage others to make or solicit) directly or indirectly any disparaging, derogatory or negative statement or communication, oral or written, about IS&S or any of its respective businesses, business practices, programs, products, services, operations, policies, activities, current or former officers, directors, managerial personnel, or other employees, or their customers, to any other person or entity; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process. Notwithstanding anything herein to the contrary, nothing in this Section 5.5 shall prevent Askarpour from making truthful statements which are made (i) to any governmental authority or (ii) in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). This Section 5.5 survives termination of this Agreement.

5.6.          Scope of Restrictive Covenants. Askarpour agrees that because the sales activities of IS&S are conducted throughout the world, and because activities in competition with IS&S could be conducted effectively from any location in the world, that it is reasonable to apply and enforce the restrictions in this Agreement to activities conducted out of any location in the world, and without regard to the location of the customers or suppliers.

5.7.          Enforcement; Tolling. Askarpour expressly recognizes that any breach of this Agreement by him will result in irreparable injury to IS&S and agrees that IS&S shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, to enforce the specific performance by Askarpour of this Agreement, and/or to enjoin Askarpour from activities in violation of this Agreement. If any portion of Section 5 is held to be unenforceable because of the area covered, or its duration or scope, however, Askarpour agrees that the court making such determination shall have the power to reduce or limit the area, duration, and/or scope, and the covenant shall be enforceable in its reduced form. This Agreement shall not eliminate or reduce any common law or statutory rights of IS&S. The parties hereto agree and intend that Askarpour’s obligations under this Section 5 shall be tolled during any period that he is in breach of any of the obligations under this Section 5, so that IS&S and its affiliates are provided with the full benefit of the restrictive periods set forth herein. The terms of this Section 5 survive the conclusion of the Term.

5.8.          In the event that Askarpour wishes to undertake activity that would violate or arguably violate this Agreement, he will notify the Board in writing of the activity at issue. The Board may, in its sole discretion, authorize Askarpour to undertake the activity. Such authorization shall only be valid if in writing, making specific reference to this Agreement and signed by a member of the Board.

6.             Intellectual Property.

6.1.          Ownership of Inventions. Each Invention (as defined below) made, conceived or first actually reduced to practice by Askarpour, whether alone or jointly with others, during the Term and each Invention made, conceived or first actually reduced to practice by Askarpour, within one year after the termination of his employment, which relates in any way to work performed for IS&S or its affiliates during the Term, shall be promptly disclosed in writing to the Board. Such report shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Invention. As used in this Agreement, “Invention” means any invention, discovery, improvement or innovation with regard to any facet of the business of IS&S or its affiliates, whether or not patentable, made, conceived, or first actually reduced to practice by Askarpour, alone or jointly with others, in the course of, in connection with, or as a result of service as an employee of IS&S or any of its affiliates, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof. Each Invention shall be the sole and exclusive property of IS&S. Askarpour agrees to execute an assignment to IS&S or its nominee of Askarpour’s entire right, title and interest in and to any Invention, without compensation beyond that provided in this Agreement. Askarpour further agrees, upon the request of IS&S and at its expense, that Askarpour will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention. Askarpour further agrees, whether or not Askarpour is then an employee of the IS&S, to cooperate to the extent and in the manner reasonably requested by IS&S in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all expenses thereof shall be paid by IS&S.

6.2.          Works for Hire. Askarpour also acknowledges and agrees that all works of authorship, in any format or medium, created wholly or in part by Askarpour, whether alone or jointly with others, in the course of performing Askarpour’s duties for IS&S or any of its affiliates, or while using the facilities or money of IS&S or any of its affiliates, whether or not during Askarpour’s work hours, are works made for hire (“Works”), as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by IS&S. To the extent any such Works are not deemed to be works made for hire, Askarpour agrees, without compensation beyond that provided in this Agreement, to execute an assignment to IS&S or its nominee of all right, title and interest in and to such Work, including all rights of copyright arising in or related to the Works.

7.             Additional Provisions.

7.1.          Cooperation. Askarpour further agrees that during and after his employment with IS&S, subject to reimbursement of his reasonable expenses, he will cooperate fully with IS&S and its counsel with respect to any matter (including, without limitation, litigation, investigations or governmental proceedings) in which Askarpour was in any way involved during his employment with IS&S. Askarpour shall render such cooperation in a timely manner on reasonable notice from IS&S, so long as IS&S, following Askarpour’s termination of employment, exercises commercially reasonable efforts to schedule and limit its need for Askarpour’s cooperation under this section so as not to interfere with Askarpour’s other personal and professional commitments. IS&S shall promptly upon request reimburse Askarpour for any reasonable and documented expenses incurred in connection Askarpour’s performance of obligations pursuant to this section.

7.2.          Governing Law; Venue; WAIVER OF JURY TRIAL. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws. Except as provided in Section 5.7, any legal action brought between the parties shall be brought in the Court of Common Pleas of Chester County, or in U.S. District Court for the Eastern District of Pennsylvania. IS&S and Askarpour agree and consent to the personal jurisdiction of the state or federal courts of Pennsylvania for resolution of any such disputes, and that those courts, and only those courts, shall have exclusive jurisdiction to determine such disputes. IS&S and Askarpour also agree that those courts are the most convenient forums for the parties to such dispute and for any potential witnesses, and that documents relating to such dispute are most likely to be found within those courts’ jurisdictions. Askarpour consents to injunctive relief in such forum to preserve the status quo pending resolution of any disputes in arbitration pursuant to this Agreement. IS&S AND ASKARPOUR HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF ASKARPOUR’S EMPLOYMENT OR SERVICE WITH IS&S OR THE TERMINATION THEREOF, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

7.3.          Assignment. This Agreement may be assigned by IS&S in its sole discretion. Upon the transfer of all or substantially all of the assets or business of IS&S, whether by merger, purchase or otherwise, this Agreement shall be deemed to have been assigned by IS&S to the transferee, and such transferee shall be deemed substituted for IS&S under the terms of this Agreement and shall be deemed a party hereto. The obligations of Askarpour hereunder are personal to him, and no such obligations shall be subject to voluntary or involuntary alienation, assignment or transfer, except that upon Askarpour’s death, this Agreement shall inure to the benefit of and be enforceable by Askarpour’s personal representatives.

7.4.          (a)          Askarpour agrees that no breach of this Agreement by IS&S shall be deemed a material breach unless Askarpour has given notice of the asserted material breach in writing to the Board, making specific reference to this Agreement and setting forth the asserted material breach, and allowed IS&S twenty-eight (28) calendar days thereafter to cure such alleged breach.

(b)          Askarpour agrees that any actual claim or cause of action he may have against IS&S, whether based on this Agreement or not, shall not constitute a defense to enforcement of Sections 5 and 6 this Agreement, and shall not be used to prohibit injunctive relief.

7.5.          Waiver. Neither the failure, delay, nor partial exercise by IS&S to exercise any right, remedy, or power or privilege under this Agreement shall operate as a waiver thereof. No waiver shall be effective unless in writing and signed by the party asserted to have granted such waiver.

7.6.          Askarpour has had the full opportunity to consult with his own counsel concerning his election to enter into this Agreement.

7.7.          Notices. Any notices to Askarpour required or permitted under this Agreement shall be made in writing and directed to his most recent known home address, or via hand delivery directly to Askarpour. Any notices to IS&S required or permitted under this Agreement shall be made in writing and directed to the Board at the principal place of business of IS&S. Either party may change the place to which notices are directed to him or it, but only in writing.

7.8.          Section Headings. The headings used in this Agreement are for convenience of the parties and shall not be used to interpret or in any way affect the meaning or interpretation of the provisions hereof.

7.9.          Severability. The provisions of this Agreement are independent of and separable from one another, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. The parties agree that this Agreement shall be construed without reliance upon any presumption against the drafter.

7.10.        Entire Agreement; Amendments. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof including the Prior Agreement, except that if Askarpour has executed any other agreement with IS&S containing non-solicitation, non-compete provisions, or intellectual property provisions the provisions of that agreement or those agreements are incorporated herein by reference and shall remain in full force and effect. If any of the terms of this Agreement directly conflict with Askarpour’s other non-solicitation, non-compete provisions, or intellectual property provisions, the terms of this Agreement shall prevail. This Agreement may not be modified orally, but only by written agreement signed by Askarpour and IS&S, making express reference to this Agreement.

7.11.        Disclosure. Askarpour shall immediately notify IS&S of any of the following events or occurrences:

(a)           any investigation, inquiry or notice from a governmental agency or department, any outcome of the same including, without limitation, any investigation, inquiry or notice;

(b)           any criminal charge brought against Askarpour; or

(c)           any other situation that may materially affect Askarpour’s ability to carry out his duties and obligations under this Agreement, or that may materially affect IS&S’s ability to carry out its duties under this Agreement.

7.12.        Section 409A. It is the intent of the parties that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A. Notwithstanding anything herein to the contrary, neither IS&S nor any of its affiliates shall have any liability to Askarpour or any other person if the payments and benefits provided under this Agreement are subject to tax under Section 409A. Notwithstanding anything in this agreement to the contrary, any payments due hereunder, and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A and that would otherwise be payable or distributable hereunder by reason of Askarpour’s termination of employment, will not be paid or distributed to Askarpour until his “separation from service” within the meaning of Section 409A. With respect to any provision of this Agreement which provides for reimbursement or in-kind benefits that are subject to Section 409A, (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) Askarpour’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) the reimbursement of an eligible expense shall be made as soon as practicable after Askarpour submits evidence satisfactory to IS&S of the incurrence of such expense, but not later than December 31 of the calendar year following the calendar year in which the expense was incurred. Askarpour’s right to receive any installment payments under this Agreement, including, without limitation, any Base Salary continuation pursuant to Section 4.6(c), shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. If, and only if, Askarpour is a “specified employee” (within the meaning of Section 409A) as of the date of his separation from service from IS&S, no amount that constitutes deferred compensation that is payable upon such separation from service and is subject to the six-month delay rule of Section 409A(a)(2)(B)(i) will be paid to Askarpour before the date that is the first day of the seventh month after the date of Askarpour’s separation from service or, if earlier, the date of Askarpour’s death following such separation from service.

7.13.        Counterparts; Fascimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. IS&S and Askarpour acknowledge and agree that a signature sent by facsimile will be deemed to be acceptable and as effective as delivery of an original signature.

IN WITNESS, WHEREOF, the parties have duly executed this Agreement as of the date or dates stated:

INNOVATIVE SOLUTIONS & SUPPORT, INC.

Date: April 14, 2022	By:	/s/ Relland M. Winand
Chief Financial Officer

Date: April 14, 2022	/s/ Shahram Askarpour
SHAHRAM ASKARPOUR

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